Exhibit 99.1

bleuacacia ltd Announces Liquidation

New York, NY, Nov. 21, 2024 (GLOBE NEWSWIRE) -- bleuacacia ltd  (the “Company”) (Nasdaq: BLEU), announced today that, due to its inability to complete an initial business combination within the time period required by its amended and restated memorandum and articles of association, as amended, the Company intends to liquidate and dissolve, effective as of the close of business on November 22, 2024, and will redeem all of the outstanding ordinary shares that were included in the units issued to public shareholders in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $11.10 (after the removal of a portion of the accrued interest in the trust account to pay taxes and up to $100,000 of dissolution expense).

As of the close of business on November 22, 2024, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after November 22, 2024.

The Company’s holders of founder shares have agreed to waive their redemption rights with respect to such shares. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants and rights, which will expire worthless.

The Company expects to file a Form 15 with the United States Securities and Exchange Commission (the “SEC”) to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended, within ten days of the filing of a Form 25.

About bleuacacia ltd

bleuacacia ltd is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

bleuacacia ltd

info@acacia.blue